Exhibit 10.6
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of March 29, 2019 and effective as of the Employment Effective Date (as defined below) by and between The Parking REIT, Inc., (the "Company"), and Daniel Huberty ("Employee").
RECITALS
WHEREAS, concurrently herewith, the Company, MVP Realty Advisors, LLC, dba The Parking REIT Advisors, a Nevada limited liability company ("REIT Manager") and certain other parties thereto are entering into that certain Contribution Agreement, dated as of March 29, 2019 (the "Contribution Agreement"), pursuant to which REIT Manager has agreed to convey the Transferred Assets and the Transferred Liabilities to the Company in exchange for the Consideration (each as defined therein);
WHEREAS, in connection with the transactions contemplated by the Contribution Agreement, the Company and REIT Manager are entering into that certain Employee Leasing Agreement, dated as of March 29, 2019 (the "Employee Leasing Agreement"), pursuant to which REIT Manager has agreed to lease the Business Employees (as defined in the Contribution Agreement) to the Company to provide certain services to the Company during the "Term" (as defined in the Employee Leasing Agreement) (the "Employee Leasing Period"); and
WHEREAS, in connection with the consummation of the transactions contemplated by the Contribution Agreement, effective as of the date immediately following the last day of the Employee Leasing Period (the "Employment Effective Date"), the Company desires to offer employment to Employee as provided for in this Agreement, and Employee wishes to accept such employment upon such terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
AGREEMENT
1. Employment.  During the Term (as defined herein), the Company shall employ Employee as President and Chief Operating Officer. Employee may have such duties, authorities, and responsibilities as are customarily associated with this position (including, but not limited to, those duties listed on Exhibit "A") as well as such other duties as may be reasonably assigned from time-to-time ("Services").  Employee shall report to the Chief Executive Officer of the Company, or such other individual or individuals as may be designated by the Company from time-to-time.
2. Commencement Date; Term.  Subject to earlier termination as provided for herein, the term (the "Term") of Employee's employment hereunder shall commence on the Employment Effective Date and continue until the third (3rd) anniversary of such date.  Thereafter, the Term will be automatically renewed one or more times on a one (1) year basis, unless at least ninety (90) days before the end of the then-existing Term, either the Company or Employee gives written notice of its desire not to renew the Term (a "Non-Renewal").  If Employee remains employed by the Company after the conclusion of the Term, any such employment shall be on an at-will basis unless the parties hereto agree otherwise in writing.  If Employee remains employed after the Term as an at-will employee,  Sections 14 through 19 of this Agreement shall no longer have any force or effect (except that the Term shall still terminate on Employee's death).  The date on which Employee's employment hereunder with the Company terminates for any reason shall be referred to as the "Termination Date."

3. Base Salary.  During the Term, in consideration of the performance by Employee of all of Employee's duties and obligations hereunder, the Company shall pay Employee, in equal periodic installments, an annual base salary of Three Hundred Thousand Dollars ($300,000.00) (the "Base Salary"), subject to all applicable or required deductions and withholding, in accordance with the Company's usual and customary payroll procedures.  In addition to the consideration of employment and continuing employment, the parties agree that ten percent (10%) of the Base Salary is given in consideration for the covenants contained in Section 12 of this Agreement.  In addition, one percent (1%) of the Base Salary is paid in consideration for Employee's consent to the assignments referenced in Section 33 hereof.   Employee is also eligible for annual increases to the Base Salary at the discretion of the Compensation Committee (the "Compensation Committee") of the Company's Board of Directors (the "Board") with appropriate input from the Chief Executive Officer of the Company (and, if increased, the term "Base Salary" as utilized in this Agreement shall refer to the Base Salary as so increased).
4. Annual Incentive.  Employee shall be eligible to receive a target annual incentive award (the "Target Annual Incentive") of not more than $153,000.  The amount and conditions for payment of each annual incentive award, if any, shall be determined by the Compensation Committee with appropriate input from the Chief Executive Officer of the Company.  In the discretion of the Company, the Employee's annual incentive may be paid by cash or PARK Shares (as defined below).
5. Equity Compensation.  Employee shall be eligible to receive an annual target equity award of not more than $153,000 in shares of common stock of the Company, to vest equally in annual installments over a three (3) year period ("PARK Shares").  The amount and conditions for payment and vesting of each annual target equity award, if any, shall be determined by the Compensation Committee with appropriate input from the Chief Executive Officer of the Company.  Employee agrees to subject the PARK Shares to a stock incentive plan that the Company has adopted or may adopt, provided the terms of such plan do not adversely affect Employee's rights under this Agreement.
6. Benefit Programs.  During the Term, Employee shall be entitled to participate in the Company's benefit and paid time off plans as are generally made available from time-to-time to the Company's employees, subject to the terms and conditions of such plans, and subject to the Company's right to amend, terminate or take other similar actions with respect to such plans.  However, notwithstanding any provisions to the contrary in these plans, each year of the Term, Employee shall be entitled to three (3) weeks paid vacation and six (6) paid sick days.  Unless otherwise provided in the benefit plans, COBRA or other applicable law, Employee's right to participate in any benefit plans shall cease as of the Termination Date, regardless of the reason for termination.
7. Expense Payments and Reimbursements.  To the extent Employee incurs necessary and reasonable travel or other business expenses in the course of Employee's employment, Employee shall be reimbursed for such expenses in accordance with the Company's policies in effect from time-to-time.
8. Extent of Services.  Employee agrees that at all times while Employee is employed by the Company, whether pursuant to this Agreement or at-will, Employee shall work and perform Services exclusively for the Company.  Employee further agrees to perform such Services to the best of Employee's abilities and in an efficient, trustworthy and businesslike manner.  Employee agrees not to render to others Services or any other duties or responsibilities, whether directly or indirectly, whether or not for compensation, or to engage in any other business activity whether or not for compensation, without the written approval of the Chief Executive Officer of the Company or such other person as may be designated by the Company from time-to-time.  Notwithstanding the foregoing, Employee shall be entitled to conduct Employee's own personal affairs, including directing and managing the investment of the assets of Employee's and/or Employee's immediate family, so long as such activities do not interfere with Employee's duties and services hereunder.
The Company acknowledges that the Employee serves as a Texas State Representative, and that the Employee will honestly and ethically conduct himself in all matters before the legislature and without conflict to the Company.  The Employee in this capacity will serve in Austin, TX in 2019 from January through May, but acknowledges that he must still maintain full-time responsibilities to the Company while performing his legislative duties.  Employee agrees not to run for public office again during the Term.  Further, Employee agrees to relocate his residence from Texas to Clark County, Nevada not later than June 30, 2021.

9. Licensing Requirements.  If requested to do so by the Company, Employee shall apply for, obtain and maintain any license, qualification, clearance or the like which shall be requested or required of Employee by any governmental/regulatory authority having jurisdiction over the Company or its affiliates.
10. Failure to Satisfy Licensing Requirement.  If Employee fails to satisfy any licensing requirement referred to in Section 9 hereof, or if any governmental/regulatory authority directs the Company to terminate its relationship with Employee, or if the Company shall determine, in the Company's sole and absolute discretion, that Employee was, is or might be involved in, or is about to be involved in, any activity, relationship(s) or circumstance which could or does jeopardize the Company's business, reputation or such licenses, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, this Agreement and Employee's employment with the Company may be terminated by the Company.
11. Policies and Procedures.  In addition to the terms of this Agreement, Employee agrees to be bound by the Company's policies and procedures, as they may be amended by the Company from time-to-time, appearing in a Company handbook, business practices manual, ethics manual, or other similar document (collectively "Policies and Procedures").
12. Restrictive Covenants.  For purposes of this Section 12, "Company Group" shall include all of the Company's parents, subsidiaries, affiliates, patrons, visitors, customers, vendors, and consultants.
a. Non-Competition.
Employee covenants and agrees that:
(i) Upon the date that Employee's employment with the Company ceases for any reason, Employee acknowledges, covenants, and agrees that for a period of two years measured from the Termination Date, Employee shall not directly or indirectly be employed by, provide Services, consultation or other duties or responsibilities to, engage or participate in, provide advice, information or assistance to any individual or entity that owns, leases, invests in or manages parking facilities in the United States (also referred to herein as "Competitor") in any executive or management position, or create, fund or invest in Competitor.  However, if the termination is due to Non-Renewal pursuant to Section 16, a reduction in force, reorganization or similar restructuring of the Company, the non-competition period will exist only for so long as the Company is paying, or has paid in a lump sum for future compensation, Employee's salary, benefits or equivalent compensation, including severance pay.
b. Confidentiality and Non-Solicitation.
Employee covenants and agrees that:
(i) at all times during Employee's employment with the Company, whether during the Term or at-will, and at all times thereafter, Employee agrees not to reveal or make known to a third party any Company "Confidential Information," which for purposes of this Agreement is defined in a manner consistent with the broadest interpretation of Nevada law and shall include, without limitation, formulas, patterns, compilations, vendor lists, customer lists, contracts, business plans and practices, marketing plans and practices, financial plans and practices, programs, devices, methods, know-hows, techniques or processes and trade secrets, that derive economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who may or could obtain any economic value from its disclosure or use.
(ii) at all times during Employee's employment with the Company, whether during the Term or at-will, and for two (2) years thereafter (subject to the provisions of NRS 613.195(2), which are incorporated by reference), not to:

(a) make known, disclose or use for the benefit of any third party, and/or any member, manager, officer, director, employee or agent of any third party, the names, addresses, contact information or any other information pertaining to any advertisers, suppliers, vendors, independent contractors, brokers, partners, employees, patrons, clients or customers (collectively, "Business Contacts") of the Company Group or prospective Business Contacts of the Company Group that Employee knew or had contact with during Employee's employment by the Company, even if Employee knew such Business Contact before being employed by the Company;
(b) make known, disclose or use for the benefit of any third party, and/or any member, manager, officer, director, employee or agent of any third party, any Confidential Information concerning the Company Group, or any one of them.  For purposes of this Agreement, Confidential Information shall include any Business Contacts, business practices, financial information, contractual relationships, marketing practices and procedures, management policies or any other information of the Company Group or otherwise regarding the Company Group's operations, or any one of them;
(c) call on, solicit, induce to leave and/or take away, or attempt to call on, solicit, induce to leave and/or take away or any Business Contacts of the Company Group or prospective Business Contacts of the Company Group that Employee knew or had contact with during Employee's employment by the Company; and/or
(d) approach, solicit, contract with, hire or attempt to hire any current employee or independent contractor of the Company with a view towards enticing such employee to cease his/her/its relationship with the Company Group or end his/her employment with the Company Group, without the prior written consent of the Company, in each and every instance, such consent to be within the Company's sole and absolute discretion.
c. Exclusions.  Notwithstanding the foregoing, the provisions of Section 12 shall not apply to Confidential Information: (i) that is required to be disclosed by law or by any court, arbitrator or administrative or legislative body (including any committee thereof) with jurisdiction to order Employee to disclose or make accessible any such information; (ii) that is required to be disclosed in connection with any litigation, arbitration or mediation involving this Agreement including the enforcement of this Agreement; or (iii) that is provided to a government authority to raise a complaint or violation of law; or (iv) that becomes generally known to the public or within the relevant trade or industry other than due to Employee's or a third party's violation of this Agreement or other obligation of confidentiality.
d. Defend Trade Secrets Act Notification.  Employee is hereby notified that 18 U.S.C. § 1833(b) states as follows:  "An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal."  Accordingly, notwithstanding any other provision of this Agreement to the contrary, Employee has the right to (1) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of the law or (2) disclose trade secrets in a document filed in a lawsuit or other proceeding so long as that filing is made under seal and protected from public disclosure.  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

e. Third Party Information.  Employee understands and acknowledges that the Company Group has received, and in the future will receive, from third parties their confidential or proprietary information subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes.  At all times during Employee's employment with the Company, whether during the Term or at-will, and at all times thereafter, Employee covenants and agrees to hold all such third party confidential or proprietary information in the strictest confidence and will not intentionally or negligently disclose it to any person or entity or to use it except as necessary in carrying out Employee's duties and obligations hereunder, consistent with the Company Group's agreement with such third party.  Employee shall not be in violation of Employee's obligations hereunder if such third party confidential or proprietary information is already generally known to the public through no wrongful act of Employee or any other party.
f. Company Property.  Employee hereby confirms that the Confidential Information of the Company or any member of the Company Group (collectively, "Company Property") constitutes the sole and exclusive property of the Company or such member, as applicable, regardless of whether Employee possessed or claims to have possessed such information prior to the date hereof if the same has been utilized by the Company Group for any business purpose.  Employee agrees that upon termination of Employee's employment for any reason, Employee shall promptly return to the Company, and retain no copies of, all Company Property, including Company Property recorded or appearing in any notes, notebooks, memoranda, computer disks, Rolodexes and any other similar repositories of information (regardless of whether Employee possessed such information prior to the date hereof).  Such repositories of information also include any files or other data compilations in any form, whether on Employee's personal or home computer or otherwise, which in any manner contain any Company Property.  Notwithstanding anything to the contrary, nothing in this subsection is intended to prevent Employee from maintaining contact information pertaining to the industry that Employee has accumulated over Employee's years in such industry, including as an Employee of the Company; provided, however, that Employee shall not use such information in any manner that does or may result in a violation of Employee's obligations under this Section 12.
13. Representations and Warranties.  Employee hereby represents and warrants to the Company, and hereby agrees with the Company, as follows:
a. That the covenants contained in Sections 8 and 12 hereof are reasonable, appropriate and suitable in their geographic scope, duration and content, and that Employee will not raise such issues in any proceeding to enforce such covenants and agreements;
b. The enforcement of any remedy under this Agreement does not impose an undue hardship on Employee and will not prevent Employee from earning a livelihood, because Employee's past work history and abilities are such that Employee can reasonably expect to find work irrespective of the covenants and agreements contained in Section 12 hereof.
c. The covenants and agreements stated in Sections 8 and 12 hereof, and this Section 13, are essential for the Company's reasonable protection and do not impose a restraint on Employee that is greater than required for the Company's protection;
d. The Company has reasonably relied on these covenants and agreements by Employee.
e. Employee has the full right, power and authority to enter into this Agreement and perform Employee's duties and obligations hereunder, and the entering into and performance of this Agreement by Employee will not violate or conflict with any arrangements or agreements Employee may have or agreed to have with any other person or entity.

f. Additionally, Employee agrees that in the event of his breach or threatened breach of any covenants and agreements set forth in Sections 8 and 12 hereof, the Company may seek to enforce such covenants and agreements and will have all remedies for such breach or threatened breach available at law, in equity or under this Agreement, including specific performance or injunction, without the necessity of posting any bond or waiving any claim for damages.  In any such event, Employee waives any claim that the Company has an adequate remedy at law.  If in such an action the court or arbitrator finds that any provision of Section 12 of this Agreement is not reasonable as to time, geographical area or scope of activity to be restrained, imposes a greater restraint than is necessary to protect the Company or imposes an undue hardship on Employee, then the court shall revise the covenant to the extent necessary and enforce the covenant as revised.
14. Termination for Death; Disability.  Employee's employment with the Company shall terminate as of the date of Employee's death or may be terminated by the Company in the event of Employee's Disability (as defined below).   In the event of such a termination,  Employee's estate or beneficiaries shall have no right to receive any compensation or benefit hereunder or otherwise from the Company after the Termination Date other than: (a) unpaid Base Salary earned through the Termination Date; (b) any vested PARK Shares; (c) all then-outstanding Company equity-based awards held by Employee, to the extent subject to time-based vesting, shall vest in full as of the Termination Date; (d) an amount equal to twelve (12) months' Base Salary and Target Annual Incentive, to be paid in accordance with the Company's scheduled payroll practices; (e) incurred but unpaid business expense reimbursement pursuant to Section 7 hereof; and (f) any benefits provided pursuant to Section 6 hereof, subject to and in accordance with the terms and conditions applicable thereto.  It shall be a condition to Employee's right to receive the amounts and benefits provided for in (c) and (d) in the preceding sentence that Employee execute and deliver to the Company an effective general release of claims in the form requested by the Company (the "Release") within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Termination Date and that Employee not revoke such Release during any applicable revocation period. The Company will, in its discretion, either maintain or reimburse Employee for a standard term life insurance policy for three times the amount of the Base Salary.  In the event Company elects to reimburse the premiums for such a policy, the reimbursement will be made following the receipt by Company of reasonably adequate documentation showing the expense incurred, and the amount of the reimbursement will not exceed $2,500.00 annually.  Payment to Employee's estate or beneficiaries by Company for any items due from it hereunder shall be made as soon as possible after any legal prerequisites have been met (such as the appointment of an executor or administrator).
In the event Employee suffers a physical or mental condition which precludes his working for the Company for a period in excess of 30 days, the Company, in its discretion, may cease payment of the Base Salary until Employee is able to return to work.  In the event Employee suffers a physical or mental condition which preludes his working for the Company for a period in excess of 90 days ("Disability"), the Company, in its discretion, may terminate Employee's employment, provided that such termination would not violate applicable law.  The Company will continue to maintain any current disability policy for the benefit of Employee.
15. Termination by the Company for Cause.  The Company may at any time terminate this Agreement and Employee's employment with the Company immediately for Cause (as defined in this Section 15) by advising Employee of such determination in writing.  In the event the Company terminates Employee's employment for Cause, Employee shall have no right to receive any compensation or monies from the Company after the Termination Date other than: (a) unpaid Base Salary earned through the Termination Date (which shall be paid on the Termination Date); (b) incurred but unpaid business expense reimbursement pursuant to Section 7 hereof; (c) any vested PARK Shares; and (d) any benefits payable by the Company to which Employee is entitled in accordance with the terms of the applicable benefit plan.  For purposes of this Agreement, "Cause" shall mean: (i) any breach by Employee of any of Employee's material obligations contained in this Agreement; (ii) neglect or failure to perform Employee's duties and obligations consistent with Employee's position with the Company; ; (iii) violation of the Policies and Procedures; (iv) a violation of Section 12 hereof; (v) notwithstanding the generality of the foregoing, violation of the Company's anti-harassment/discrimination/retaliation provisions; (vi) conviction or plea of nolo contendere to a felony; or (vii) the circumstances set forth in Sections 8 and 10 hereof.
16. Termination by Non-Renewal of this Agreement.  The Company may elect not to renew this Agreement, pursuant to Section 2 hereof. In the event the Company terminates Employee's employment due to Non-Renewal, Employee shall have no right to receive any compensation or monies from the Company after the Termination Date other than:

i. For the first five (5) years of this Agreement following the Employment Effective Date, (a) unpaid Base Salary earned through the Termination Date (which shall be paid on the Termination Date); (b) an amount equal to twelve (12) months' Base Salary and Target Annual Incentive, to be paid in accordance with the Company's scheduled payroll practices, or, at the election of the Company, in a lump sum; (c) incurred but unpaid business expense reimbursement pursuant to Section 7 hereof; (d) any vested PARK Shares; (e) all then-outstanding Company equity-based awards held by Employee, to the extent subject to time-based vesting, shall vest in full as of the Termination Date; and (f) any benefits payable by the Company to which Employee is entitled in accordance with the terms of the applicable benefit plan.  It shall be a condition to Employee's right to receive the amounts and benefits provided for in (b) and (e) in the preceding sentence that Employee execute and deliver to the Company an effective Release within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Termination Date and that Employee not revoke such Release during any applicable revocation period.
ii. For all years after the fifth (5th) year anniversary of the Employment Effective Date (a) unpaid Base Salary earned through the Termination Date (which shall be paid on the Termination Date); (b) incurred but unpaid business expense reimbursement pursuant to Section 7 hereof; (c) any vested PARK Shares; (d) all then-outstanding Company equity-based awards held by Employee, to the extent subject to time-based vesting, shall vest in full as of the Termination Date; and (e) any benefits payable by the Company to which Employee is entitled in accordance with the terms of the applicable benefit plan.  It shall be a condition to Employee's right to receive the amounts and benefits provided for in (d) in the preceding sentence that Employee execute and deliver to the Company an effective Release within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Termination Date and that Employee not revoke such Release during any applicable revocation period.
For the avoidance of doubt, the severance compensation set forth in Section 16(i)(b) shall expire provided Employee receives, or is to receive according to the terms hereof, an amount equal to a fifth (5th) year of Base Salary and Target Annual Incentive. The Section 16(i)(b) is not intended to provide Non-Renewal severance compensation past five years.
17. Termination by the Employee for Good Reason.  The Employee may at any time terminate this Agreement and Employee's employment with the Company immediately for Good Reason (as defined in this Section 17) by advising the Company of such determination in writing.  In the event of such termination, the Employee shall have no right to receive any compensation or benefit hereunder or otherwise from the Company after the Termination Date other than: (a) unpaid Base Salary earned through the Termination Date; (b) any vested PARK Shares; (c) all then-outstanding Company equity-based awards held by Employee, to the extent subject to time-based vesting, shall vest in full as of the Termination Date; (d) an amount equal to twenty-four (24) months' Base Salary and Target Annual Incentive, to be paid in accordance with the Company's scheduled payroll practices; (e) incurred but unpaid business expense reimbursement pursuant to Section 7 hereof; (f) subject to Employee's valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), for the eighteen (18) month period following the Termination Date, the Company shall continue to provide, at the Company's sole expense (whether through direct payment to the plan, reimbursement of COBRA premiums or otherwise in the Company's discretion), Employee and Employee's eligible dependents with coverage under its group health plans at the same levels as would have applied if Employee's employment had not been terminated, based on Employee's elections in effect on the Termination Date; provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover Employee under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company  premium payment shall thereafter be paid to Employee in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof); and (g) any benefits provided pursuant to Section 6 hereof, subject to and in accordance with the terms and conditions applicable thereto.  It shall be a condition to Employee's right to receive the amounts and benefits provided for in (c), (d) and (f) in the preceding sentence that Employee execute and deliver to the Company an effective Release within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Termination Date and that Employee not revoke such Release during any applicable revocation period.

For purposes of this Agreement, "Good Reason" means the occurrence of any one or more of the following events without Employee's prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided: (i) a material diminution in Employee's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1 hereof, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by Employee; (ii) the Company's material reduction of Employee's Base Salary, as the same may be increased from time to time; (iii) a material change in the geographic location of the Employee's principal work location which shall, in any event, include only a relocation of such location by more than thirty (30) miles from its existing location (applicable only after Employee relocates his residence to Clark County per Section 8); (iv) the Company's material breach of this Agreement.
Notwithstanding the foregoing, Employee will not be deemed to have resigned for Good Reason unless (1) Employee provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by Employee to constitute Good Reason within ninety (90) days after the date of the occurrence of any event that Employee knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of Employee's termination for Good Reason occurs no later than sixty (60) days after the expiration of the Company's cure period.
18. Termination by the Company Other Than for Cause, by Non-Renewal, and Resignation with and without Good Reason by Employee.
The Company may at any time terminate this Agreement and Employee's employment with the Company other than for Cause or by Non-Renewal, by advising Employee of such determination in writing.
(a) In the event the Company terminates Employee's employment other than for Cause or by Non-Renewal, and provided Employee has not resigned with or without Good Reason or stated an intent to resign, Employee shall have no right to receive any compensation or benefit hereunder or otherwise from the Company after the Termination Date other than: (i) unpaid Base Salary earned through the Termination Date (which shall be paid on the Termination Date); (ii) an amount equal to twenty-four (24) months' Base Salary and Target Annual Incentive, to be paid in accordance with the Company's scheduled payroll practices; (iii) any PARK Shares that have vested as of the Termination Date; (iv) all then-outstanding Company equity-based awards held by Employee, to the extent subject to time-based vesting, shall vest in full as of the Termination Date; (v) incurred but unpaid business expense reimbursement pursuant to Section 7 hereof; (vi) subject to Employee's valid election to continue healthcare coverage under Section 4980B of the Code, for the eighteen (18) month period following the Termination Date, the Company shall continue to provide, at the Company's sole expense (whether through direct payment to the plan, reimbursement of COBRA premiums or otherwise in the Company's discretion), Employee and Employee's eligible dependents with coverage under its group health plans at the same levels as would have applied if Employee's employment had not been terminated, based on Employee's elections in effect on the Termination Date; provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover Employee under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company  premium payment shall thereafter be paid to Employee in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof); and (vii) any benefits payable by the Company to which Employee is entitled in accordance with the terms of the applicable benefit plan.  It shall be a condition to Employee's right to receive the amounts and benefits provided for in (ii), (iv) and (vi) in the preceding sentence that Employee execute and deliver to the Company an effective Release within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Termination Date and that Employee not revoke such Release during any applicable revocation period.  Employee agrees that the payment in this Section 18(a) is his sole remedy under this Agreement for the termination of his employment.

(b) In the event Employee resigns, the effective date of the resignation shall be considered the Termination Date, and Employee shall have no right to receive any compensation or benefit hereunder or otherwise from the Company after the Termination Date other than those items set forth in Section 18(a)(i), (iii); (v) and (vii).
(c) If the circumstances of Employee's termination would entitle him as a matter of right (as opposed to a matter of discretion on the part of the Company) to a payment under any severance or similar plan of the Company and the amount of such severance payment would be greater than the payment of Base Salary provided by Section 18(a)(ii), then the amount of the payment under Section 18(a)(ii) will be increased accordingly.
19. Termination in Connection with a Change in Control.  If the Employee's employment were to be terminated by the Company without Cause, or if the Employee were to terminate for Good Reason, in each case within twelve (12) months following a Change in Control, as defined in the MVP REIT II, Inc. 2015 Incentive Plan (as may be amended from time to time), or any successor plan thereto), the Employee shall have no right to receive any compensation or benefit hereunder or otherwise from the Company after the Termination Date other than: (a) unpaid Base Salary earned through the Termination Date; (b) any vested PARK Shares; (c) all then-outstanding Company equity-based awards held by Employee, to the extent subject to time-based vesting, shall vest in full as of the Termination Date; (d) an amount equal to twenty-four (24) months' Base Salary and Target Annual Incentive, to be paid in accordance with the Company's scheduled payroll practices; (e) incurred but unpaid business expense reimbursement pursuant to Section 7 hereof; (f) subject to Employee's valid election to continue healthcare coverage under Section 4980B of the Code, for the eighteen (18) month period following the Termination Date, the Company shall continue to provide, at the Company's sole expense (whether through direct payment to the plan, reimbursement of COBRA premiums or otherwise in the Company's discretion), Employee and Employee's eligible dependents with coverage under its group health plans at the same levels as would have applied if Employee's employment had not been terminated, based on Employee's elections in effect on the Termination Date; provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover Employee under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company  premium payment shall thereafter be paid to Employee in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof); and (g) any benefits provided pursuant to Section 6 hereof, subject to and in accordance with the terms and conditions applicable thereto.  It shall be a condition to Employee's right to receive the amounts and benefits provided for in (c), (d) and (f) in the preceding sentence that Employee execute and deliver to the Company an effective Release within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Termination Date and that Employee not revoke such Release during any applicable revocation period.
20. Six-Month Delay.  Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation, any severance payments or benefits payable under Sections 14 through 19 hereof, shall be paid to Employee during the six-month period following Employee's separation from service (within the meaning of Section 409A of the Code) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh (7th) month following the date of such separation from service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Employee's death), the Company shall pay Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Employee during such period.

21. Excess Parachute Payments; Limitation on Payments; Best Pay Cap.  Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Employee (including any payment or benefit received in connection with a termination of the Employee's employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Sections 14 through 19 hereof, being hereinafter referred to as the "Total Payments") would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
22. Cooperation Following Termination. Following termination of Employee's employment with the Company for any reason, Employee agrees to cooperate with the Company upon its request and to be reasonably available to the Company with respect to matters arising out of Employee's services to the Company.  The Company shall reimburse, or at Employee's request advance, Employee for expenses reasonably incurred in connection with such matters.
23. Neutral Interpretation.  THIS AGREEMENT IS THE PRODUCT OF EXTENSIVE DISCUSSIONS AND NEGOTIATIONS BETWEEN THE PARTIES.  EACH OF THE PARTIES WAS REPRESENTED BY OR HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL WHO EITHER PARTICIPATED IN THE FORMULATION AND DOCUMENTATION OF, OR WAS AFFORDED THE OPPORTUNITY TO REVIEW AND PROVIDE COMMENTS ON, THIS AGREEMENT.  ACCORDINGLY, THIS AGREEMENT AND THE PROVISIONS CONTAINED IN IT SHALL NOT BE CONSTRUED OR INTERPRETED FOR OR AGAINST ANY PARTY TO THIS AGREEMENT BECAUSE THAT PARTY DRAFTED OR CAUSED THAT PARTY'S LEGAL REPRESENTATIVE TO DRAFT ANY OF ITS PROVISIONS.
24. Severability.  To the extent not governed by the provisions of Section 13, if any provision of this Agreement is held to be illegal, invalid or unenforceable under, or would require the commission of any act contrary to, existing or future laws, such provisions shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a legal and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
25. Survival.  Notwithstanding anything in this Agreement to the contrary, to the extent applicable, Sections 12, 13, 21 and 35 hereof, and any other section by which its intent should survive, shall survive the expiration or early termination of this Agreement.

26. Notice.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) when personally delivered, (b) the business day following the day when deposited with a reputable and established overnight express courier (charges prepaid), or (c) five (5) days following mailing by certified or registered mail, postage prepaid and return receipt requested.  Unless another address is specified, notices shall be sent to the addresses indicated below:

To the Company:         The Parking REIT, Inc.
8880 W. Sunset Road, Suite 240
Las Vegas, NV 89148
Attention:  Mike Shustek

To Employee:            The address on file with the Company

or to such other address as either party shall have furnished to the other in writing in accordance herewith, or as Employee may subsequently furnish to the Company's Human Resources department.
27. Tax Withholding.  Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such federal, state, local and other taxes as shall be required to be withheld under any applicable law or regulation.
28. Limitation of Damages.  In no event shall either party be liable to the other, except with respect to third party claims, for any consequential, incidental, indirect, punitive, exemplary or special damages.
29. No Waiver of Breach or Remedies.  All waivers must be in writing and signed by the parties to be enforceable.  Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No waiver by either party of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No waiver of any provision of this Agreement shall be implied from any course of dealing between or the parties or from any failure by any party to assert its rights hereunder on any occasion or series of occasions. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity.
30. Amendment or Modification.  This Agreement may not be amended or modified except pursuant to a writing signed by the Company and Employee.
31. Governing Law.  The laws of the State of Nevada shall govern the validity, construction, and interpretation of this Agreement, without regard to conflict of law principles.  Further, with respect to those claims which are not required to be arbitrated pursuant to the provisions of Section 36 hereof, jurisdiction and venue for any action, suit or proceeding arising out of or relating to this Agreement or any matters contemplated hereby shall lie exclusively in the federal or state courts located in Las Vegas, Nevada, except that Company may enforce the provisions of Section 12 of this Agreement in any jurisdiction necessary to obtain the relief sought.
32. Headings; Interpretation.  The headings set forth herein are for convenience of reference only, and shall not be used to construe the meaning of the provisions of this Agreement.  The word "including" shall be deemed to include "without limitation."  Masculine or feminine pronouns shall be substituted for the gender neutral form and vice versa, and the plural shall be substituted for the singular form and vice versa, in any place or places in this Agreement in which the context requires such substitution.

33. Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Employee without the prior written consent of the Company, in each and every instance, in its sole and exclusive discretion.  Notwithstanding the foregoing, this Agreement shall be binding on and inure to the benefit of Employee and Employee's heirs, executors, administrators and legal representatives.  Employee expressly understands and agrees this Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns, including successors by asset or equity sale, merger and operation of law and that the Company may fully and freely assign this entire Agreement, including the provisions of Sections 8 and 12 hereof, or any part of its rights and obligations under this Agreement, and Employee consents to such assignment in exchange for the consideration referenced in Section 3 hereof.  Following any such assignment, all references to the Company shall be deemed to refer to such assignee and the Company shall thereafter have no obligation under this Agreement.
34. Effectiveness; Entire Agreement.  This Agreement shall become effective as of the Employment Effective Date.  As of the Employment Effective Date, this Agreement (including the attached Arbitration Agreement), together with the Policies and Procedures and the terms of any benefit plan applicable to Employee or documents relating to the PARK Shares, constitutes the entire agreement and understanding between Employee and the Company relating to Employee's terms of employment, and supersede all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of Employee's employment with the Company.  To the extent that this Agreement conflicts with any of the Policies and Procedures, the provisions of this Agreement shall supersede the other policies, procedures, rules or regulations with respect to Employee.  Notwithstanding anything contained herein, in the event that the Contribution Agreement is terminated in accordance with its terms or the Closing (as defined in the Contribution Agreement) otherwise does not occur for any reason, this Agreement shall not become effective, and, in the event that the Contribution Agreement is terminated, shall automatically, and without notice, terminate without any obligation due to the other party, and the provisions of this Agreement shall be of no force or effect.
35. Counterparts.  This Agreement may be executed in multiple counterparts, including facsimile and electronic counterparts, each of which shall constitute an original and one and the same document.
36. Arbitration. The parties agree to binding arbitration as outlined in the Arbitration Agreement appended hereto.

IN WITNESS WHEREOF, the Company and Employee have entered into this Agreement in Las Vegas, Nevada as of the date and year first above written.

"EMPLOYEE"

By: /s/ Daniel Huberty
Daniel Huberty

"COMPANY"

                         By: /s/ Michael V. Shustek
                            Name: Michael V. Shustek
 Title: Chief Executive Officer

ARBITRATION AGREEMENT

 I acknowledge that The Parking REIT, Inc. ("TPR") utilizes a system of alternative dispute resolution that involves binding arbitration to resolve all disputes that may arise out of the employment context.  Because of the mutual benefits which private binding arbitration can provide both TPR and myself, both TPR and I agree that except for claims that TPR or I have against each other seeking injunctive or similar relief, and except as further provided below, any claim, dispute, and/or controversy (including, but not limited to, any claims of discrimination, harassment and retaliation, whether they be based on Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family Medical Leave Act, Fair Labor Standards Act, or other local, state or federal laws or regulations) that either I or TPR (or its owners, directors, officers, managers, employees, agents, and parties affiliated with its employee benefit and health plans) may have against the other which would otherwise require or allow resort to any court or other governmental dispute resolution forum arising from, related to, or having any relationship or connection whatsoever with my seeking employment with, employment by, or other association with TPR, whether based on tort, contract, statutory, or equitable law, or otherwise, (with the sole exception of claims arising under the National Labor Relations Act which are brought before the National Labor Relations Board, claims for medical and disability benefits under Workers' Compensation, and Unemployment Compensation claims filed with the state) shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act, in conformity with the procedures of the Uniform Arbitration Act (as currently adopted in Nevada Revised Statutes §§ 38.206 et seq.)  However, nothing herein shall preclude me from filing an administrative claim with an administrative agency such as the EEOC or Department of Labor, but I agree any subsequent legal action that I bring on such a claim must be resolved by arbitration.  This mutual agreement to arbitrate claims cannot be changed by either TPR or myself except in a written document executed by TPR and me.

Any arbitration to be conducted under this agreement shall be done through JAMS in Las Vegas, and to the extent they are not inconsistent with the procedures set forth below, the rules of JAMS shall apply.  In addition to any other requirements required by law, there shall be a single arbitrator who shall be a retired District Court judge (or the state trial court equivalent) and shall be subject to disqualification on the same grounds as would apply to such judges.    To the extent applicable in civil actions in United States District Courts, the following shall apply and be observed: all rules of pleading, discovery, and evidence (including the right to resolution of the dispute by means of motions for summary judgment and judgment on the pleadings).  Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the Arbitrator may not invoke any basis (including, but not limited to, notions of "just cause") other than such controlling law.  The Arbitrator shall have the immunity of a judicial officer from civil liability when acting in the capacity of an arbitrator, which immunity supplements any other existing immunity.  Likewise, all communications during or in connection with the arbitration proceedings are privileged.  Awards shall include the Arbitrator's written reasoned-opinion.  Should any term or provision, or portion thereof, be declared void or unenforceable, it shall be severed and the remainder of this agreement shall be enforceable.  I UNDERSTAND THAT BY VOLUNTARILY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH TPR AND I GIVE UP OUR RIGHTS TO TRIAL BY JURY OF ANY CLAIM WE MAY HAVE AGAINST EACH OTHER.

MY SIGNATURE BELOW ATTESTS TO THE FACT THAT I HAVE READ, UNDERSTAND, AND AFFIRMATIVELY AGREE TO BE LEGALLY BOUND TO ALL OF THE ABOVE TERMS, INCLUDING THE PROVISIONS THAT ANY DISPUTES I HAVE WITH TPR SHALL BE RESOLVED BY BINDING ARBITRATION (EXCEPT AS OTHERWISE PROVIDED ABOVE).

DO NOT SIGN UNTIL YOU HAVE READ ALL THE ABOVE, INCLUDING THE PROVISIONS RELATING TO YOUR AUTHORIZATION OF BINDING ARBITRATION.

       Print Full Name: Daniel Huberty
       Signature: /s/ Daniel Huberty

THE PARKING REIT, INC.
By: /s/ Michael V. Shustek
Its: Chief Executive Officer

EXHIBIT "A"

PRESIDENT & CHIEF OPERATING OFFICER

The President and Chief Operating Officer of The Parking REIT, Inc. (the "Company") is responsible for all day-to-day operations of the Company with respect to parking operations, interactions with the parking operators, asset management, and approval of all vendor relationships and expenses related to the parking assets.  In addition, the job responsibilities require that the President and Chief Operating Officer be responsible for identifying and recommending all new acquisitions and dispositions to the CEO and Board of Directors.  The President and Chief Operating Officer is also responsible for providing strategic leadership for the Company by working with the CEO, Board and others to establish long-range goals, strategies,  plans and policies.

Essential Functions

Plan, develop, organize, implement, direct and evaluate the organization's fiscal function and performance.

Participate in the development of the corporation's plans and programs as a strategic partner.

Evaluate and advise the CEO on the impact of long range planning, introduction of new programs/strategies and regulatory action.

Develop credibility for the finance group by providing timely and accurate analysis of budgets, financial reports and financial trends in order to assist the CEO, CFO, Board and senior executives in performing their responsibilities.

Enhance and/or develop, implement and enforce policies and procedures of the organization by way of systems that will improve the overall operation and effectiveness of the corporation.

Establish credibility throughout the organization and with the CEO and the Board as an effective developer of solutions to business challenges.

Provide technical financial advice and knowledge to others within the financial discipline.

Improve the budgeting process on a continual basis through education of department managers on financial issues impacting their budgets.

Provide strategic financial input and leadership on decision making issues affecting the organization; i.e., evaluation of potential alliances acquisitions and/or mergers and pension funds and investments.

Optimize the handling of bank and deposit relationships and initiate appropriate strategies to enhance cash position.

Develop a reliable cash flow projection process and reporting mechanism, which includes minimum cash threshold to meet operating needs.

Act as an advisor from the financial perspective on any contracts into which the Company may enter.

Evaluate the finance division structure and team plan for continual improvement of the efficiency and effectiveness of the group as well as providing individuals with professional and personal growth with emphasis on opportunities (where possible) of individuals.

Examples of President Skills

Innovative, with a vision of the future of the Company that they can plan, strategize and execute.

Good communication skills, with the ability to communicate with the CEO, Board members, executives and frontline employees.

     Financial and operational knowledge, as well as knowledge of regulations, policy and procedures that affect the Company.
Ability to attract, develop and retain top talent.

Have a high level of emotional intelligence.

Strong leadership skills with the ability to inspire people to action through their influence.